Exhibit 10.5

NON-RECOURSE GUARANTY

THIS CONTINUING GUARANTY (“Guaranty”) is given as of December 28, 2007, by TULLY’S COFFEE CORPORATION, a Washington corporation (“Guarantor”), to and for the benefit of UCC UESHIMA COFFEE CO. LTD., a Japanese corporation (“UCC”), its successors and assigns, in support of certain obligations more particularly described as follows:

A. UCC has entered into a certain Settlement Agreement (the “Settlement”), of this same date, with Guarantor, pursuant to which a wholly owned subsidiary of Guarantor, Tully’s Coffee Asia Pacific, Inc., a Nevada corporation (“TCAP”), has agreed to pay to UCC Six Million U.S. Dollars ($6,000,000) (the “Note Balance”) under a Promissory Note (the “Note”) also executed as of this same date.

B. Guarantor expects to directly benefit from the proposed Settlement, since the Settlement is a means of settling Guarantor’s dispute with UCC.

C. The execution and delivery of this Guaranty and the security documents described in Section 6 herein are conditions precedent to UCC’s willingness to enter into such Settlement.

NOW, THEREFORE, Guarantor acknowledges and agrees that it is therefore in the best interests of Guarantor to make this Guaranty in favor of UCC and Guarantor therefore hereby undertakes and agrees as follows:

1. Guaranty. For value received, and in order to induce UCC to enter into the Settlement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to UCC the full and prompt payment and performance of all of TCAP’s “Obligations” (as defined herein), whether such Obligations are now existing or hereafter arising. As used in this Guaranty, the term “Obligations” means all of TCAP’s indebtedness, liabilities, and obligations to UCC relating to or arising under the Settlement, including without limitation the Note Balance, all principal, interest, attorneys’ fees and all other obligations of TCAP to UCC arising under or relating to any agreements between TCAP and/or Guarantor and UCC. Guarantor agrees that payment and performance of TCAP’s Obligations shall be made without set-off, counterclaim, recoupment or deduction of any kind. This Guaranty is a guaranty of payment and not merely collection.

2. Defined Terms. Any capitalized terms used in this Guaranty that are not defined herein shall have the meaning given to them in accordance with the Settlement.

3. Non-Recourse Guaranty. Notwithstanding any other provisions of this Guaranty, Guarantor’s obligations under this Guaranty shall be limited to Guarantor’s right, title and interest in and to those certain assets in which Guarantor or TCAP has provided or will provide UCC with a security interest, pursuant to the Amendment to License and the Security Agreement both of this same date, including, without limitation, the following: (a) royalty payments (of not less than 1 % of all revenues on or after April 1, 2008) from the rights licensed under its existing license with TCAP (which TCAP contemplates assigning to TC-P, subject to this security interest), (b) Guarantor’s shares in TCAP, which Guarantor will not sell or transfer and TCAP will not dilute or allow to be diluted; and (c) Guarantor’s interest in the Tully’s Business Names and Trademarks in the Territory (as such terms are defined, either directly or indirectly, in the Settlement) and the goodwill associated therewith. Accordingly, in the event that Guarantor fails to make any payment which is demanded under Section 4 below, UCC’s sole recourse against Guarantor shall be to foreclose upon the assets described in this Section 3, and shall not have any recourse against any other assets of Guarantor.

4. Payment Upon Demand; Accrual of Interest. Subject to the limitations set forth in Section 3 above, if any of TCAP’s Obligations are not paid when due, Guarantor agrees to pay to UCC such amounts upon demand. If such payment is not made by Guarantor immediately upon such demand, interest shall accrue (from the date of demand) on the amount demanded by UCC at the lower of: (a) eighteen percent (18%) per annum, or (b) the highest rate permitted by applicable law (the “Default Rate”).

5. Continuing Nature. This Guaranty and the obligations of Guarantor hereunder shall be continuing and irrevocable. Guarantor agrees that notwithstanding the reorganization, dissolution, or insolvency of Guarantor or of TCAP, this Guaranty shall continue in full force and effect until the Obligations have been paid in full and any applicable preference period has ended.

6. Security. This Guaranty shall be secured by a Security Agreement in form and substance acceptable to UCC, executed by Guarantor and TCAP in favor of UCC (the “Security Agreement”), which Guarantor shall execute and deliver, and cause to be executed and delivered by TCAP, concurrently with the execution and delivery of this Guaranty. Guarantor covenants and agrees that during the term of the Guaranty, Guarantor shall not in any manner create, assume or permit to exist any mortgage, charge, pledge, lien or encumbrance on any of the assets in which UCC receives a security interest or a guaranty, hereunder or under the Security Agreement, other than the rights held by Benaroya Capital under the Subordination Agreement attached to the Security Agreement and except as is otherwise permitted under the Security Agreement.

7. Representations and Warranties. Guarantor hereby represents and warrants to UCC that:

7.1 This Guaranty constitutes the valid, legal and binding obligation of Guarantor enforceable in accordance with its terms, and the execution and performance of this Guaranty does not and will not (i) contravene any applicable law, order, regulation, restriction, contractual restriction or the like of any kind binding on Guarantor, or (ii) conflict with Guarantor’s organizational or other constituent documents.

7.2 Except for the Action being settled by the Settlement, no litigation, arbitration or administrative proceeding before any court, tribunal, arbitrator or governmental authority is currently taking place, pending, or, to the knowledge of Guarantor having made all reasonable inquiries, threatened against Guarantor, or any of the assets or properties of Guarantor, and, to Guarantor’s knowledge, Guarantor is not in default with respect to any order, writ, injunction, decree or demand of any court or governmental authority.

7.3 Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the state of Washington and in each other state or jurisdiction in which Guarantor’s activities make such qualification necessary, and TCAP is a corporation, duly organized, validly existing and in good standing under the laws of the state of Nevada. Until all of the Obligations (including without limitation, contingent liability) to UCC under the Note shall be extinguished, Guarantor will maintain its existence and good standing and cause TCAP to maintain its existence and good standing, as provided herein.

7.4 Guarantor has no indebtedness of any kind which materially affects Guarantor’s ability to perform its obligations pursuant to this Guaranty, and Guarantor does not know or have grounds to know of any basis for the assertion against Guarantor of any such material indebtedness.

7.5 Guarantor has sufficient assets to comply with and perform all of its existing obligations to third parties, including without limitation its obligations under this Guaranty.

7.6 Guarantor has extensive knowledge of the financial condition of TCAP and will at all times keep itself informed of the financial condition of TCAP until all of the Obligations have been fully performed.

7.7 Guarantor has not relied on any information from UCC in evaluating Guarantor’s ability to perform its obligations under this Guaranty.

7.8 No representation or warranty by Guarantor contained herein or in any other document furnished by Guarantor in connection with the negotiation of this Guaranty contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading.

8. Independent Obligation. This Guaranty constitutes a separate and independent obligation to UCC, and Guarantor intends that this Guaranty shall be a separate source of payment and performance of the Obligations. Accordingly, Guarantor hereby represents and warrants to UCC that:

8.1 UCC may obtain recourse against Guarantor for the payment and performance of all or any outstanding portion of the Obligations prior to, concurrently with, or after any action, proceeding, settlement or other means by which UCC may from time to time elect to enforce payment or performance of such Obligations.

8.2 Guarantor’s obligations under this Guaranty shall continue until the expiration of the period of time during which any payment could be avoided through the operation of bankruptcy laws or any other applicable laws relating to preferential transfers.

8.3 In no event shall UCC be deemed to have elected any remedy that precludes or impairs its ability to proceed against Guarantor hereunder.

8.4 This Guaranty may be enforced prior to, concurrently with or after any action against TCAP and shall survive any foreclosure, private or public sale, sheriff’s sale, or trustee’s sale, of any assets that serve as security for the Obligations, regardless of whether such sale was conducted in a commercially reasonable manner or otherwise; and specifically, this Guaranty shall survive, as an independent contractual obligation, any such sale despite any statutory provision which otherwise prohibits any deficiency judgment, or otherwise relieves TCAP from further liability. Guarantor hereby recognizes and agrees that its liability hereunder is not conditioned in any manner upon the existence of such liability of TCAP or the ability of Guarantor to obtain any redress against TCAP through indemnification, subrogation or otherwise.

8.5 Except as provided in this Guaranty, Guarantor’s obligations under this Guaranty are not subject to any condition whatsoever and are not dependent upon the existence or validity of the obligations of any other guarantor.

8.6 Upon the occurrence of an Event of Default as defined herein, UCC may maintain an action upon this Guaranty whether or not TCAP is a party to such action. UCC may maintain successive actions for default under this Guaranty.

9. Consent to Amendments and Modifications. Guarantor agrees that UCC may, without obtaining the consent of and without giving notice to Guarantor, and without releasing or reducing Guarantor’s liability under this Guaranty, do any one or more of the following at any time:

9.1 Amend any agreement UCC has or may have with TCAP, or agree with TCAP to change the manner, place or terms of payment, or change or extend the terms of any of the Obligations;

9.2 Discharge or release any other party (including any other guarantor) who is or may be liable for any of the Obligations; or

9.3 Refrain from enforcing any security, or release any present or future security or guarantee that UCC holds from TCAP or any other person.

Guarantor agrees that no course of dealing between UCC and TCAP nor any failure or delay by UCC to exercise any one or more of its rights or remedies, or any other agreement between UCC and TCAP, shall impair or release Guarantor’s obligations under this Guaranty.

10. Waiver of Reimbursement or Subrogation. Guarantor hereby waives and relinquishes any right of subrogation to UCC’s rights or other right of reimbursement from TCAP and any other right to payment from TCAP arising out of or on account of any sums paid or agreed to be paid to UCC by Guarantor, whether any such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. Such waiver is made for the express benefit of TCAP and UCC and may be enforced independently by TCAP.

11. Preservation and Priority of UCC’s Claims. With respect to any rights other than those rights expressly waived by Guarantor herein, Guarantor agrees that until all of the Obligations have been paid and performed in full:

11.1 Any rights that Guarantor may have to be paid or reimbursed by TCAP shall in all respects be subordinate and inferior to UCC’s rights to collect and enforce payment, performance, and satisfaction of the Obligations.

11.2 Guarantor shall not assert priority to UCC or make any claim against TCAP or make any claim in any bankruptcy or insolvency proceeding or take or enforce any security from or against TCAP.

11.3 Guarantor agrees to refrain from attempting to collect or enforce any rights against TCAP until all Obligations have been paid and performed in full.

11.4 If for any reason Guarantor takes any security from TCAP, or if Guarantor receives any payment from TCAP, Guarantor hereby agrees that such security or payment shall be held by Guarantor in trust for UCC as continuing security for Guarantor’s liability to UCC under this Guaranty and any terms hereof that need to be amended or modified to reflect such agreement shall be deemed so amended or modified.

12. Preferences. In addition to Guarantor’s waivers set forth above, Guarantor agrees that if TCAP ever files a petition for relief in bankruptcy, or if an involuntary petition for relief in bankruptcy is filed against TCAP (whether such proceedings are initiated by or against TCAP under the laws of the United States or the laws of any foreign jurisdiction) all rights of recourse that Guarantor might then or thereafter have or acquire against TCAP arising out of or as a result of this Guaranty shall automatically be forever waived and extinguished as of the moment of such filing, whether such rights are based on contract or arise by operation of law; provided, however, that in an involuntary bankruptcy proceeding, Guarantor’s rights of recourse against TCAP shall reattach if TCAP obtains dismissal of such proceeding within sixty (60) days after the date of filing. This waiver supersedes any contrary provisions of this Guaranty, which merely suspend or subordinate Guarantor’s rights of recourse against TCAP until the Obligations have been paid in full.

13. Defaults; Enforcement of Guaranty. UCC may enforce this Guaranty upon the occurrence of any of the following events (each, an “Event of Default”):

13.1 If any of the Obligations are not paid when due, then, subject to the provisions of Sections 3 and 4 of this Guaranty, Guarantor shall pay to UCC any such unpaid amounts on UCC’s demand.

13.2 If any amount due under or pursuant to the Security Agreement or the Note is not paid by Guarantor when due, and Guarantor has failed to make such payment prior to the expiration of any applicable notice and cure period provided in any such document.

13.3 If Guarantor shall fail to comply fully with any other obligation or covenant under this Guaranty (including without limitation Guarantor’s obligations under Section 5 herein) or under the Security Agreement, and Guarantor has failed to cure the default prior to the expiration of any applicable notice and cure period provided in any such document.

13.4 If TCAP shall fail to comply fully and timely with any undertaking or material obligation under the Note or any other document evidencing or securing the Note (collectively, the Note Documents”) and TCAP has failed to cure the default prior to expiration of any applicable cure periods.

13.5 If any representation or warranty made by Guarantor herein or in the Security Agreement, or by TCAP in any of the Note Documents, in any material respect, proves to have been incorrect when made or becomes incorrect at any time during the term of this Guaranty.

13.6 If either Guarantor or TCAP shall fail to comply fully with any of their respective obligations, covenants, representations, or warranties under any documents evidencing or securing the Note Balance and Settlement, and such party has failed to cure their default prior to the expiration of any notice and cure period provided in any such document.

14. Application of Payments. UCC may apply any payments received in connection with the Obligations (regardless of whether such payment is made by TCAP, Guarantor, or any other party) to any of the Obligations in any order or in any manner as determined by UCC in its sole discretion.

15. Miscellaneous. The following provisions shall be applicable to this Guaranty, and to its construction and interpretation:

15.1 Rules of Construction. All parties have been actively represented by counsel throughout the negotiations leading to the execution and delivery of this Guaranty. Consequently, the usual rules of construction of documents against the interest of the party drafting the same are hereby waived, and the parties stipulate that this Guaranty and the documents contemplated thereby be construed in accordance with the intent of the parties as expressed herein or therein.

15.2 Notices. Any notice or other communication required or permitted hereunder (“Notice”) shall be in writing, and shall be deemed to have been given when delivered addressed as follows or when sent by facsimile with evidence of receipt to the telephone numbers listed below:

If to UCC	UCC Ueshima Coffee Co., Ltd.
7-7-7 Minatojima-Nakamachi, Chuo-ku
Kobe, Japan 650-8577
Attn: Gota Ueshima & Seisuke Ueshima
Fax 011-81-78-304-8845

With a copy to	Garvey Schubert Barer
1191 Second Avenue, 18th Floor
Seattle, WA 98101-2939
Attn: Sara P. Sandford & Bruce A. McDermott
Fax 1-206-464-0125

If to Tully’s	Tully’s Coffee Corporation
3100 Airport Way South
Seattle. WA 98134
Attn: President
Fax: 1-206-233-2075

With a copy to	Carney Badley Spellman, P.S.
701 Fifth Avenue, Suite 3600
Seattle, WA 98104
Attn: Patrick R. Lamb
Fax: 1-206-467-8215

Each of the parties shall be entitled to specify a different address or telephone number by giving Notice as aforesaid.

15.3 Entire Agreement. This Guaranty (with the Settlement, Security Agreement, Note and documents referenced herein and therein) constitutes the entire agreement relating to the subject matter hereof between the parties and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written. No supplement, modification or waiver of this Guaranty shall be binding unless executed in writing by the party to be bound or issued by the court having jurisdiction over such matter, after application by either party after due Notice to the other. No waiver of any of the provisions of this Guaranty shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver or estoppel with respect to subsequent defaults unless otherwise expressly provided.

15.4 Headings. Section headings are not to be considered part of this Guaranty and are included solely for convenience and reference and are not intended to be full or accurate descriptions of the content thereof.

15.5 Governing Law. The validity, construction, and interpretation of this Guaranty shall be governed by the laws of the State of Washington applicable to contracts made and to be performed wholly within that state.

15.6 Venue and Consent to Jurisdiction. Venue and jurisdiction of any litigation arising out of this Guaranty shall lie exclusively in the United States District Court for the Western District of Washington located in Seattle, Washington. The parties hereto hereby submit to the jurisdiction of such court, and the rights granted under this paragraph may be specifically enforced by either party to this Guaranty.

15.7 Waiver of Jury Trial. Both parties agree that in the event of any litigation arising out of this Guaranty, the matters are not suitable for determination by a jury. All parties hereby waive their right to a jury trial on any matter litigated pursuant to this Guaranty, and the waiver set forth herein may be specifically enforced by all other parties to this Guaranty.

15.8 No Third Party Rights. Except as specifically provided in this Guaranty, nothing in this Guaranty is intended to imply or by implication to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Guaranty.

15.10 Attorneys’ Fees. In the event any party takes legal action to enforce any of its rights under this Guaranty, the prevailing party to such action shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees, incurred in any such action or any appeal thereof. All such costs shall be due and payable upon demand and shall bear interest from the date of such demand to and including the date of collection at the Default Rate.

15.11 Number, Gender and Persons. In this Guaranty, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

15.12 Time of Essence. Time shall be of the essence of this Guaranty.

15.13 Savings Provision. Invalidity or unenforceability of any one or more of the provisions of this Guaranty for any reason shall not affect any of the other provisions hereof, and such other provisions shall remain in full force and effect

15.14 Successors and Assigns. This Guaranty is for the benefit of UCC, and UCC’s successors and assigns, and in the event of any assignment by UCC of the Obligations hereby guaranteed or any part thereof, the rights and benefits hereunder, to the extent applicable to the Obligations so assigned, shall be transferred with such Obligations and inure to the benefit of the assignee. This Guaranty is binding upon Guarantor and on its successors and assigns. Notwithstanding the foregoing, however, Guarantor may not delegate any of its obligations or liabilities, contingent or otherwise, hereunder. Guarantor shall permit no transfer in its ownership or control of TCAP without the consent of UCC. As used in this section, a “transfer in ownership or control” of TCAP shall include without limitation, any transfer of any interest in Guarantor’s share ownership of TCAP. Notwithstanding the foregoing, however, this Guaranty shall not be discharged or in any way affected by any change in the ownership or control of Guarantor. Guarantor pledges and agrees not to transfer by gift or without adequate consideration any assets owned individually or jointly with any person at any time this Guaranty remains in effect.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW

EXECUTED as of the date first set forth above.

Tully’s Coffee Corporation

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